                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                               Boston Chicken Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                    100578103
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                                 (CUSIP number)



Check the following box if a fee is being paid with this statement /x/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP NO. 100578103                   13G                      PAGE 2 OF 9 PAGES

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       1          NAME OF REPORTING PERSONS
                  S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                                Morgan Stanley Group Inc.
                                IRS # 13-283-8891
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       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) / /


                                                               (b) / /

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       3          SEC USE ONLY


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       4          CITIZENSHIP OR PLACE OF ORGANIZATION
                                The state of organization is Delaware.

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        NUMBER OF                 5       SOLE VOTING POWER
         SHARES                                                       0
                               -------------------------------------------------
      BENEFICIALLY                6       SHARED VOTING POWER
        OWNED BY                                              4,922,101
                               -------------------------------------------------
          EACH                    7       SOLE DISPOSITIVE POWER
        REPORTING
                               -------------------------------------------------
       PERSON WITH                8       SHARED DISPOSITIVE POWER
                                                              7,265,631
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       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      7,265,631

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      10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*


--------------------------------------------------------------------------------
      11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      11.23%

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      12          TYPE OF REPORTING PERSON*

                      IA, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP NO. 100578103                   13G                      PAGE 3 OF 9 PAGES

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       1          NAME OF REPORTING PERSONS
                  S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                                Miller Anderson & Sherrerd, LLP
                                IRS # 23-17441222
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       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) / /


                                                               (b) / /

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       3          SEC USE ONLY


--------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF ORGANIZATION
                                The state of organization is Delaware.

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        NUMBER OF               5     SOLE VOTING POWER
         SHARES                                        0
                               -------------------------------------------------
      BENEFICIALLY              6     SHARED VOTING POWER
        OWNED BY                               3,117,750
                               -------------------------------------------------
          EACH                  7     SOLE DISPOSITIVE POWER
        REPORTING
                               -------------------------------------------------
       PERSON WITH              8     SHARED DISPOSITIVE POWER
                                               3,652,750
--------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       3,652,750

--------------------------------------------------------------------------------
      10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*


--------------------------------------------------------------------------------
      11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       5.64%

--------------------------------------------------------------------------------
      12          TYPE OF REPORTING PERSON*
                       IA, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP NO. 100578103                   13G                      PAGE 4 OF 9 PAGES


Item 1 (a)            Name  of  Issuer

                      Boston Chicken Inc.

Item 1 (b)            Address  of  issuer's  principal  executive  offices


                      14103 Denver West Parkway
                      P.O Box 4086
                      Golden, CO 80401

Item 2 (a)            Name  of  person  filing


               (a)    Morgan  Stanley  Group  Inc.
               (b)    Miller Anderson & Sherrerd, LLP

Item 2 (b)            Principal  business  office


               (a)    1585 Broadway
                      New  York,  New  York  10036

               (b)    1 Tower Bridge Suite 1100
                      West Conshohocken, PA 19428

Item 2 (c)            Citizenship


                      Incorporated by reference to Item 4 of the cover page.

Item 2 (d)            Title  of  class  of  Securities


                      Common  Stock

Item 2 (e)            Cusip  No.


                      100578103

Item    3      (a)    Morgan Stanley Group Inc. is (e) an Investment Adviser
                      registered under section 203 of the Investment Advisers
                      Act of 1940.

               (b) Miller Anderson & Sherrard LLP is (e) an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.


Item    4             Ownership


                      Incorporated by reference to Items (5) - (9) and (11) of the cover page.

CUSIP NO. 100578103                   13G                      PAGE 5 OF 9 PAGES


Item 5                Ownership  of  5  Percent  or  Less  of  a  Class


                      Inapplicable

Item 6                Ownership of More than 5 Percent on Behalf of Another
                      Person


                      Accounts managed on a discretionary basis by Miller Anderson & Sherrerd LLP., a wholly owned subsidiary of Morgan Stanley Group Inc. are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company


                      Inapplicable

Item 8                Identification and Classification of Members of the Group


                      Inapplicable

Item 9                Notice  of  Dissolution  of  Group


                      Inapplicable

Item 10               Certification

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP NO. 100578103                   13G                      PAGE 6 OF 9 PAGES



                      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :                May 1, 1997

Signature :           /s/ Donald P. Ryan
                      ----------------------------------------------------------

Name / Title :        Donald P. Ryan / Vice President Morgan Stanley Asset
                      Management Inc.
                      ----------------------------------------------------------
                      MILLER ANDERSON & SHERRERD LLP.


Date :                May 1, 1997

Signature :           /s/ Stuart J.M Breslow
                      ----------------------------------------------------------

Name / Title :        Stuart J.M Breslow / Principal Morgan Stanley & Co.
                      Incorporated
                      ----------------------------------------------------------
                      MORGAN  STANLEY  GROUP INC.



                    INDEX TO EXHIBITS                                             PAGE
                    ----------------------------                                  -----
EXHIBIT 1           Agreement to Make a Joint Filing                                7

EXHIBIT 2           Secretary's Certificate Authorizing Stuart J.M Breslow          8
                    to Sign on Behalf of Morgan Stanley Group Inc.

EXHIBIT 3           Secretary's Certificate Authorizing Donald P. Ryan              9
                    to Sign on Behalf of Miller Anderson & Sherrerd LLP